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                                   EXHIBIT 99

                                  PRESS RELEASE

                     ELAMEX APPOINTS SAM L. HENRY AS NEW CFO

EL PASO, TEXAS - SEPTEMBER 3, 2003 - ELAMEX S.A. DE C.V. (NASDAQ: ELAM), a diversified manufacturing services company with food services, plastics and metals operations and real estate holdings in Mexico and the United States, today announced the appointment of Sam L. Henry as the Company's new Chief Financial Officer, effective immediately.

"Mr. Henry's extensive experience as a public company CFO and his expertise with international operations and performance turnaround made him the ideal candidate for Elamex," said President and Chief Executive Officer Richard P. Spencer. "Sam's experience is perfectly suited to the objectives and needs of Elamex at this stage of our growth and development. We are pleased to welcome Sam and look forward to his many skillful and knowledgeable contributions."

For the past four years, Mr. Henry has performed a series of contract CFO engagements focused on merger integration, financial turnarounds and system overhauls. From 1986 to 1999, he was CFO of Helen of Troy Limited where he was instrumental in numerous business acquisitions and integrations, international business relations and capital financings. Mr. Henry began his career as an auditor for Arthur Andersen & Co. in 1973. He is a Certified Public Accountant and holds a Bachelor of Business Administration degree in Accounting with High Honors from the University of Texas at Arlington.

Elamex's former CFO Thomas Benson resigned from the Company last month.

ABOUT ELAMEX
Elamex is a Mexican company with manufacturing operations and real estate holdings in Mexico and the United States. The Company is involved in the production of metal and plastic parts for the appliance and automotive industries, and food items related to its candy manufacturing and nut packaging operations. Elamex's competitive advantage results from its demonstrated capability to leverage low cost, highly productive labor, strategic North American locations, recognized quality and proven ability to combine high technology with labor-intensive manufacturing processes in world-class facilities.

Press releases by Elamex may include forward-looking statements that involve risks and uncertainties, including, but not limited to, risks associated with the Company's future growth and development. Information contained herein should be read in conjunction with the Company's Form 10-Q filing with the Securities and Exchange Commission for the period ended July 4, 2003.